Contacts:	W. Benjamin Moreland, CFO
Jay Brown, Treasurer
Crown Castle International Corp.
713-570-3000

FOR IMMEDIATE RELEASE

CROWN CASTLE INTERNATIONAL TO

EVALUATE STRATEGIC ALTERNATIVES FOR ITS AUSTRALIAN INVESTMENT

October 3, 2005 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE:CCI) today announced it has commenced an evaluation of strategic alternatives for its investment in Crown Castle Australia (“CC Australia”), which may directly or indirectly include a leveraged recapitalization or a sale of part or all of its interests in a transaction involving an Australian initial public offering or a private sale. CC Australia is the largest independent tower operator in Australia with 1,387 towers, which were primarily acquired from Vodafone Australia and Cable and Wireless Optus in 2001 and 2000, respectively. Crown Castle owns 77.6% of CC Australia.

There can be no assurance that Crown Castle will undertake or pursue any particular action or alternative as a result of this review. UBS Investment Bank has been engaged to act as the advisor for this review.

Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers. Crown Castle offers significant wireless communications coverage to 76 of the top 100 United States markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 11,000 and 1,300 wireless communication sites in the U.S. and Australia, respectively. For more information on Crown Castle visit: http://www.crowncastle.com.